Exhibit 10.37

December 19, 2024
Mr. Stuart Landesberg
Dear Stu:
On behalf of Grove Collaborative Holdings, Inc. (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company. We appreciate your willingness to provide continued support and expertise to the Company as a non-employee member of the Board.

This letter agreement (this “Agreement”) supplements the terms of the Letter of Transition by and between you and the Company (the “Transition Letter”).

Effective as of February 17, 2025 (the “Transition Date”), you shall cease serving as the Executive Chairman of the Board (“Executive Chairman”) and shall commence service as a non-employee member of the Board, initially as Chairman of the Board. Effective as of the Transition Date, you shall no longer be entitled to receive the compensation set forth in the Transition Letter, and shall instead receive cash and equity compensation consistent with the compensation paid to other non-employee members of the Board, prorated based on your time served as a non-employee member of the Board; provided, that, (i) based on your prior service with the Company, you shall not be eligible to receive the initial restricted stock unit award that is generally granted to new non-employee directors; and (ii) you shall not be eligible to receive the annual restricted stock unit award that is generally granted to non-employee directors until the time when the next annual award is granted to other non-employee members of the Board and such award shall have the same vesting as annual grants awarded to such other members of the Board. In addition, your outstanding equity awards will continue to vest in accordance with their original vesting schedules while you continue to serve as a non-employee member of the Board (including, for the avoidance of doubt, the performance-based restricted stock unit award with respect to a target number of 286,000 shares that was granted to you on February 26, 2024), with any performance-based awards subject to the achievement of any applicable performance conditions and, in the event that your service as a non-employee member of the Board is terminated by the Company other than for cause, your outstanding time-based equity awards (but not your performance-based awards) shall fully vest upon such termination of service. Subject to your timely enrollment for continued health and dental benefits under the Consolidated Omnibus Budget Reconciliation Act, as amended, the Company shall pay to you, on a monthly basis, a cash payment in an amount equal to the monthly employer cost of such continued coverage for your and your dependents, until the earlier of (i) three (3) months after the Transition Date and (ii) the date on which your service as a non-employee member of the Board terminates.

You and the Company hereby acknowledge and agree that, except as described below, your transition to the role of a non-employee member of the Board and retirement as Executive Chairman does not entitle you to any benefits under the Transition Letter, including on account of Good Reason (as defined in the Transition Letter). Accordingly, effective on the Transition Date, you shall not be eligible for severance pay under Section 5 of the Transition Letter as a result of your transition to the role of a non-employee member of the Board. You hereby acknowledge that, except as otherwise set forth herein or in an applicable equity award agreement for a termination due to death or disability, you shall not be eligible for any severance pay or acceleration of equity under Section 5 of the Transition Letter or under any other agreement between you and the Company in the event of your termination of service as a non-employee member of the Board for any reason.

Again, thank you for your many years of dedicated service to the Company.

Sincerely,

GROVE COLLABORATIVE HOLDINGS, INC.

By:	/s/ Jeff Yurcisin
Name: Jeff Yurcisin
Title: Chief Executive Officer and Director

Acknowledged and agreed:

By:	/s/ Stuart Landesberg
Stuart Landesberg